Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO, Sinclair
Lucy Rutishauser, VP & Treasurer, Sinclair
(410) 568-1500

SINCLAIR BROADCAST GROUP CLOSES ACQUISITION OF
FREEDOM COMMUNICATIONS TELEVISION STATIONS

BALTIMORE (April 2, 2012) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” announced today that it has closed on the acquisition of the Freedom Communications (“Freedom”) broadcast assets for $385.0 million.  The Company financed the acquisition and a portion of the closing costs with a draw under a recently raised $157.5 million incremental Term Loan A and a $192.5 million incremental Term B Loan commitment under its amended Bank Credit Facility, plus a $38.5 million cash escrow previously paid in November 2011.  Sinclair had been operating the Freedom stations since December 1, 2011, pursuant to a Local Marketing Agreement, while it awaited FCC approval.

The Freedom Television stations acquired are:

WPEC (CBS 12) West Palm Beach, Florida (DMA 38)

WWMT (CBS 3) Grand Rapids/Kalamazoo/Battle Creek, Michigan (DMA 42)

WRGB (CBS 6) Albany, New York (DMA 58)

WCWN (CW 45) Albany, New York (DMA 58)

WTVC (ABC 9) Chattanooga, Tennessee (DMA 86)

WLAJ (ABC 3) Lansing, Michigan (DMA 115)

KTVL (CBS 10) Medford-Klamath falls, Oregon (DMA 140)

KFDM (CBS 6) Beaumont-Port Arthur-Orange, Texas (DMA 141)

About Sinclair:

Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, owns and operates, programs or provides sales services to 74 television stations in 45 markets.  Sinclair’s television group reaches approximately 26.3% of U.S. television households.  Sinclair’s television portfolio consists of 20 FOX, 18 MNT, 14 CW, 11 ABC, 9 CBS, 1 NBC, and 1 Azteca stations.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.